Exhibit 99.11

One Financial Plaza, Hartford, CT 06103 | 800.248.7971 | Virtus.com

June 29, 2020

Virtus Equity Trust

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

I have acted as counsel to Virtus Opportunities Trust (the “Opportunities Trust”) and Virtus Equity Trust (the “Equity Trust”) in connection with the Registration Statement of the Equity Trust on Form N-14 (the “Registration Statement”) being filed by the Equity Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of Virtus Rampart Multi-Asset Trend Fund (the “Acquired Fund”), a series of the Opportunities Trust, and Virtus Tactical Allocation Fund (the “Acquiring Fund”), a series of the Equity Trust, and the issuance of Class A Shares, Class C Shares and Class I Shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Opportunities Trust on behalf of the Acquired Fund and the Equity Trust on behalf of the Acquiring Fund (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as Exhibit A.

I have examined such documents, records and other instruments and have made such other examinations and inquiries as I have deemed necessary for the purposes of this opinion. In addition, I have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Opportunities Trust and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Fund, the Equity Trust, the Acquired Fund and the Opportunities Trust.

Based upon and subject to the foregoing, I am of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of my name and any reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder

Very truly yours,

/s/ Kevin J. Carr

Kevin J. Carr

Senior Vice President, Chief Legal Officer, Counsel and Secretary

Virtus Equity Trust